Exhibit 10(44)
Updated February 5, 2010
John Corcoran
Chief Financial Officer
Dear John:
     The purpose of this letter is to outline a special severance pay and benefits continuation arrangement for you. Other than the terms outlined below, severance will be paid in accordance with the Company’s Severance Policy in effect at the time of termination. The details of this special arrangement are as follows.
I.	This special arrangement will be provided to you only in the event that your employment is terminated involuntarily from CNA Surety for any reason other than for cause, death or disability prior to April 1, 2013. For purposes of this letter, Cause shall mean engaging in or committing: (i) any act which would constitute a felony or other act involving fraud, dishonesty, moral turpitude, unlawful conduct or breach of fiduciary duty; (ii) any conduct which is inconsistent with the dignity and character of an executive of the company; (iii) a willful or reckless material misconduct in the performance of the executive’s duties; or (iv) the habitual neglect of duties; provided, however, that for purposes of clauses (iii) and (iv), Cause shall not include any one or more of the following: bad judgment, negligence or any act or omission believed by the Executive in good faith to have been in or not opposed to the interest of the company (without any intent by the executive to gain, directly or indirectly, a profit to which he was not legally entitled). If the executive agrees to resign from his employment with the company in lieu of being terminated for Cause, he may be deemed to have been terminated for Cause for purposes of this letter.

II.	Severance amount will be one year of base salary. This severance pay amount will be equal to your annual base salary at the time your employment ends and will replace any current or future severance pay amounts provided by the CNA Surety Employee Severance Pay Plan. In addition, you will be eligible to continue coverage under the CNA Surety Group Health Benefit Plan, AD&D, Contributory Life and Dependent Life for one year from your date of termination at the employee contribution rate then in effect. The Group Health benefit period will run concurrently with the duration of COBRA coverage.
     Receipt of any payments or benefits referenced in this letter will require that you execute a general release in full and settlement agreement as provided by CNA Surety. All payments discussed in this letter will be subject to applicable federal, state and local tax deductions. Also, nothing in this letter is meant to create a contract of employment between you and CNA Surety. Your employment is, and will continue to be, one of employment at will.
     John, I very much appreciate and value your work and accomplishments and look forward to enjoying the successes we have worked so hard to bring about.

Sincerely,
/s/ John Welch
John Welch, CEO